Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
FALCONSTOR SOFTWARE, INC.
____________________________________

FALCONSTOR SOFTWARE, INC., a corporation duly organized and existing under the General Corporation Law of the State Delaware (the “Corporation”), does hereby certify that:

1.The amendment to the Corporation’s Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and has been consented to by the stockholders of the Corporation at a meeting called in accordance with Section 222 of the General Corporation Law of the State of Delaware.

2.Article FOURTH, subparagraph (A) of the Corporation’s Restated Certificate of Incorporation is amended to read in its entirety as follows:

“(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Thirty Two Million (32,000,000) shares. Thirty Million (30,000,000) shares shall be Common Stock, par value $0.001 per share, and Two Million (2,000,000) shares shall be Preferred Stock, par value $0.001 per share. Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every one hundred (100) shares of the Corporation’s Common Stock issued and outstanding or held by the Corporation in treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, no fractional shares shall be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive one full share of the post-Reverse Split Common Stock.”

3.The foregoing amendment shall be effective as of 4:30 p.m., Eastern Time, on August 8, 2019.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 5th day of August, 2019.

FALCONSTOR SOFTWARE, INC.

By:	/s/Brad Wolfe
	Name:	Brad Wolfe
	Title:	Chief Financial Officer